Exhibit 10.4

EXECUTION COPY
CONFIDENTIAL

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

WAIVER AGREEMENT
This Waiver Agreement, dated as of October 29, 2014 (the “Signing Date”), is by and between Purdue Pharma L.P., a Delaware limited partnership (“Purdue”), and Zogenix, Inc., a Delaware corporation (“Zogenix”). Purdue and Zogenix are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, Zogenix currently markets and sells Zohydro ER® pursuant to NDA 202880;
WHEREAS, Purdue intends to market and sell Hysingla ER® pursuant to NDA 206627; and
WHEREAS, the Parties desire to grant each other certain waivers with respect to their products.
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:
1.Waivers of Regulatory Exclusivity.
(a)    Zogenix hereby grants to Purdue a permanent, irrevocable, non-transferable and exclusive waiver of regulatory exclusivity under 21 U.S.C. 355(c)(3)(E)(iii) or (iv) with respect to NDA 202880 (the “Zogenix NDA”) for Zohydro ER® capsules in support of Purdue’s single-entity, (i.e., single active ingredient), once-daily extended release hydrocodone product which it intends to market and sell under the name Hysingla ER® and which is the subject of pending NDA 206627 and any single-entity, once-daily hydrocodone successor products or NDAs, filed by Purdue (each, a “Purdue Product”), in the form attached as Exhibit A (the “Zogenix Waiver”) and in such additional copies, letters or forms as may be required in order to effectuate the Zogenix Waiver with respect to any Purdue Product.
(b)    Purdue will grant to Zogenix a permanent, irrevocable, non-transferable and exclusive waiver of regulatory exclusivity under 21 U.S.C. 355(c)(3)(E)(iii) or (iv) with respect to Purdue’s single-entity extended release hydrocodone product which it intends to market and sell under the name Hysingla ER® and which is the subject of pending NDA 206627 in support of Zogenix’s single-entity, twice-a-day hydrocodone product, filed by Zogenix, including Zohydro ER® and any single-entity, twice-a-day hydrocodone successor products or NDAs, filed by Zogenix (each, a “Zogenix Product”), in the form attached as Exhibit B with the exclusivity expiration date as published in the Orange Book inserted in the text thereof (the “Purdue Waiver”) and in such additional copies, letters or forms as may be required in order to effectuate the Purdue Waiver with respect to any Zogenix Product.
(c)    For purposes of this Waiver Agreement, “Associated Company” means any person, firm, trust, partnership, corporation, company or other entity or combination thereof, which directly or indirectly controls is controlled by or is under common control with such party. The terms “control” and controlled” mean ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, partnership, corporation, company or other entity or combination thereof or the power to direct the management of such person, firm, trust, partnership, corporation, company or other entity or combination thereof.
2.    Consideration.
In consideration for the above grant by Zogenix of the Zogenix Waiver to Purdue and provided that the Zogenix Waiver has been executed by Zogenix and delivered to Purdue for filing with the FDA, Purdue will pay to Zogenix a one-time irrevocable, non-refundable amount equal to $5,000,000 payable no later than fifteen (15) days following the Signing Date, an additional one-time irrevocable, non-refundable amount equal to $5,000,000 payable on July 1, 2015 and a royalty equal to [***]% of Purdue’s Net Sales per calendar quarter or part thereof (payable within ten (10) business days after the end of each such quarter and the twenty-five (25) day period ending October 25, 2016) commencing on October 1, 2015 (the “Commencement Date”) and ending on October 25, 2016, provided that the amount of each quarterly royalty payment will be reduced to [***]% from and after the date that a third party receives FDA approval for a single-entity extended release hydrocodone product. Notwithstanding the foregoing, Purdue will not be required to pay any amount in respect of the royalty described above until the amount of such royalty would exceed $5,000,000 and then Purdue will only be required to pay royalties in excess of such amount. “Purdue’s Net Sales” means the gross amount invoiced for sales or other dispositions of the Purdue Product by Purdue, any of its Associated Companies or licensees in bona fide arms-length transaction with third parties less such deductions as are actually taken and are customarily allowed in the calculation of net sales under generally accepted accounting principles in the United States. Each payment will be accompanied by a reasonably detailed report calculating Purdue’s Net Sales. Zogenix shall have the right to have a third party auditor audit Purdue’s Net Sales on an annual basis at Zogenix’s expense upon reasonable notice and during normal business hours.
3.    Purdue Representations.
Purdue represents and warrants as of the Signing Date that (a) it has all necessary partnership power and authority to execute and deliver this Waiver Agreement and to perform its obligations hereunder, and (b) the execution, delivery and performance of this Waiver Agreement has been duly and validly authorized by its Board of Directors. Purdue has not received communication from FDA in the form of an action letter (e.g., a tentative approval or complete response letter) or other written communication regarding the conclusion of FDA’s review of whether Purdue's pending NDA 206627 for Hysingla ER is eligible for immediate approval. Purdue has not granted and will not grant (other than to Zogenix ) any waiver or release or other agreement to circumvent Purdue's regulatory exclusivity to any other party with respect to any other hydrocodone product and has not and will not commit to do so. Upon the execution and delivery of this Waiver Agreement by Purdue, this Waiver Agreement shall constitute the legal, valid and binding agreement of Purdue, enforceable against it in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and other general equitable principles which may limit the right to obtain certain remedies.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.    Zogenix Representations.
Zogenix represents and warrants as of the Signing Date that (a) it has all necessary corporate power and authority to execute and deliver the Waiver Agreement and to perform its obligations thereunder, and (b) the execution, delivery and performance of the Waiver Agreement have been duly and validly authorized by its Board of Directors. Zogenix has not received any written communication from FDA regarding the conclusion of FDA’s review of whether Purdue’s pending NDA 206627 for Hysingla ER is eligible for immediate approval. Zogenix has not granted and will not grant (other than to Purdue) any waiver or release or other agreement to circumvent Zogenix’s regulatory exclusivity with respect to any other hydrocodone product and has not and will not commit to do so. Upon execution and delivery of the Waiver Agreement by Zogenix, the Waiver Agreement shall constitute the legal, valid and binding agreements of Zogenix, enforceable against it in accordance with their respective terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and other general equitable principles which may limit the right to obtain certain remedies.
5.    No Public Announcement.
Except as (a) required by statute, ordinance or regulation, (b) required pursuant to compulsory legal process, (c) necessary for the exercise of the rights granted to the Parties under the Waiver Agreement, or (d) expressly permitted under this paragraph 5 (including as contemplated by the next sentence hereof), or as otherwise agreed to in writing by the Parties, neither Purdue nor Zogenix will publicly announce or otherwise disclose to any third party the existence of or any of the terms of this Waiver Agreement, without the prior written approval of the other Party. The Parties will cooperate with each other to agree upon the text and timing of any press release, public filing or other public announcement or disclosure to any third party by either of the Parties of the existence or terms of this Waiver Agreement. Purdue acknowledges and agrees that Zogenix shall be required by law or regulation to issue a press release, and file an 8-K and a redacted version of this Agreement with the United States Securities and Exchange Commission. In accordance with the foregoing, Zogenix shall provide a proposed draft of any such press release, 8-K and redacted version to Purdue for its timely review and Zogenix shall consider in good faith any comments provided by Purdue prior to Zogenix’s filing and/or publication thereof.
6.    No Assignment.
This Waiver Agreement is binding upon and shall inure to the benefit of each Party hereto, and each of its successors and permitted assigns. Neither of the Parties may assign or transfer this Waiver Agreement or any of its respective rights or obligations hereunder (an “Assignment”) without the prior written consent of the other Party, which consent may not be unreasonably withheld. Notwithstanding the foregoing, a Party may transfer or assign all of its rights and obligations under this Waiver Agreement without consent to a successor in interest or acquirer of all or substantially all of its business or assets of the assigning party to which this Waiver Agreement relates, whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise (a “Change in Control”). Any Assignment or attempted Assignment of any of a Party’s rights or obligations hereunder in contravention of the provisions of this paragraph 6 shall be void and have no force or effect. If Zogenix is subject to a Change in Control and the acquiring company has filed an Investigational New Drug Application or an NDA for a hydrocodone product which was in development by such company prior to such Change in Control, the waiver granted by Purdue in paragraph 1(b) hereof shall not be applicable to such product. If Purdue is subject to a Change in Control and the acquiring company has filed an Investigational New Drug Application or any NDA for a hydrocodone product which was in development by such company prior to such Change in Control, the waiver granted by Zogenix in paragraph 1(a) hereof shall not be applicable to such product.
7.    Entire Agreement; Amendments in Writing.
This Waiver Agreement, together with the letter of agreement dated September 12, 2014 between the Parties, sets forth the entire agreement and understanding between the Parties hereto as to the subject matter hereof and supersedes all other documents, oral consents or understandings, if any, made between Purdue and Zogenix before the Signing Date with respect to the subject matter hereof. None of the terms of the Waiver Agreement shall be amended or modified except in a writing signed by each of the Parties hereto. The Parties acknowledge that there have been a number of drafts of the Waiver Agreement exchanged between them prior to the Parties’ agreement on the final version of the Waiver Agreement which have been executed by them. The Parties expressly agree that these drafts have been superseded by the executed Waiver Agreement and shall not be used in any dispute between the Parties as evidence with respect to interpreting the meaning of any provision of this Waiver Agreement.
8.    Savings Clause.
Any term or provision of the Waiver Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be deemed reformed to the extent required to make such term or provision valid or enforceable in the manner most closely reflecting the Parties’ intentions as reflected in the Waiver Agreement (provided that any such reformation can be achieved without material change to the economic value of the transactions contemplated by the Waiver Agreement), and shall not render invalid or unenforceable the remaining terms and provisions of the Waiver Agreement in such jurisdiction or in any other jurisdiction. If for any reason the Zogenix Waiver is determined by a court of competent jurisdiction to be invalid or unenforceable, all of Purdue’s obligations hereunder shall immediately terminate.
9.    Governing Law.
This Waiver Agreement, and the rights and obligations created hereunder, shall be governed by and interpreted according to the substantive laws of the State of New York without regard to its choice of law or conflicts of law principles.
10.    Notice Provisions.
(a)    Any notice required under this Waiver Agreement shall be in writing and shall be given (and shall be deemed to be duly given upon receipt) by delivery in person, by facsimile or by overnight express delivery service to either Party at the following addresses (or at such other address for either Party as shall be specified by like notice):
If to Purdue:

Purdue Pharma L.P.
One Stamford Forum
201 Tresser Boulevard
Stamford, CT 06901-3431
Attention: General Counsel
Fax No.: (203) 588-6272

with a copy to:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
Attention: Stuart D. Baker
Fax No.: (212) 489-7130
If to Zogenix:

Zogenix, Inc.
12400 High Bluff Drive, Suite 650
San Diego, CA 92130
Attention: Chief Financial Officer
Fax No. (858) 259-1166
With a copy to:

Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, CA 92130
Attention: Cheston Larson
Fax No. (858) 523-5450
(b)    Notices delivered personally or by overnight express delivery service shall be deemed given as of actual receipt. Notices delivered by facsimile transmission shall be deemed given upon receipt by the sender of the transmission confirmation if transmitted before 5:00 p.m. (recipient’s local time) on a business day, and otherwise on the following business day. If the terms hereof require any notice be given on or by a date that is not a business day, then such notice shall be required to be given hereunder on the next business day.
11.    Effect of Waiver.
A waiver by either Party of any term or condition of this Waiver Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach of this Waiver Agreement. All rights, remedies, undertakings, obligations and agreements contained in this Waiver Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
12.    Independent Counsel.
Each Party agrees that it has received independent legal advice from its attorneys with respect to this Waiver Agreement. Each Party further agrees that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may have deemed necessary or desirable in connection with the subject matter of this Waiver Agreement, prior to the execution hereof.
13.    Preliminary Injunction.

If either Party breaches any of the material terms of this Waiver Agreement, in addition to any other remedy such Party may have at law or in equity, each Party agrees that the other would suffer irreparable harm which would not be adequately compensated by monetary damages as a result of such breach and, solely upon a showing of a likelihood of success of establishing that such a material breach occurred, shall be entitled to seek a preliminary injunction to prevent the continuance of such breach, without the requirement of the posting of a bond.
14.    No Other Rights Granted.
Except for the rights specifically granted in paragraphs 1(a) and 1(b) of this Waiver Agreement, no other right, written or oral license or sublicense, covenant not to sue, waiver or release or other written or oral assumption with respect to any intellectual property or regulatory exclusivity is being granted by either Party to the other Party pursuant to this Waiver Agreement.
15.    Further Assurances.
Each of the Parties will take all reasonable actions, including without limitation, making all filings and amending existing filings with any applicable governmental authority, reasonably necessary to carry out the purpose and intent of this Waiver Agreement.
16.    Counterparts.
This Waiver Agreement may be executed in counterparts (including by facsimile or other electronic transmission), and each fully executed counterpart shall be deemed an original of this Waiver Agreement.

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Waiver Agreement Signature Page

IN WITNESS WHEREOF, each of the Parties has caused this Waiver Agreement to be executed as of the date first written above by its duly authorized officer or agent.

PURDUE PHARMA L.P.

By: Purdue Pharma Inc., its general partner

By:	/s/ Edward B. Mahoney Name: Edward B. Mahoney Title: EVP, CFO

ZOGENIX, INC.

By:	/s/ Roger L. Hawley Name: Roger L. Hawley Title: CEO

Exhibit A

Zogenix Waiver

[ZOGENIX LETTERHEAD]

October 29, 2014
Sharon Hertz, M.D.
Acting Director, Division of Anesthesia, Analgesia, and Rheumatology Products (HFD-550)
Center for Drug Evaluation and Research
RE:    NDA 206627 Hysingla ER Tablets
Dear Dr. Hertz:
Zogenix, Inc. (“Zogenix”), hereby authorizes FDA to grant final approval of any once-daily hydrocodone bitartrate extended release tablet product which is now the subject of the above-referenced NDA (and any successor products, NDAs and supplements thereto filed by Purdue for a single entity, once-daily, extended release hydrocodone product), notwithstanding the three-year non-patent exclusivity under 21 U.S.C. 355(c)(3)(E)(iii) or (iv) applicable to NDA 202880 for twice-daily hydrocodone extended release capsules currently held by or granted to Zogenix, including with respect to any abuse deterrent properties or claims. This authorization does not constitute a waiver of the rights under said exclusivity provisions with respect to any other party or any other application for approval of hydrocodone drug products, which rights continue in effect until October 25, 2016. No rights are being waived by this letter with respect to the requirements for the submission of certifications to patents listed in connection with NDA 202880 or any other NDA. This waiver is permanent, and irrevocable.
Sincerely,

Zogenix, Inc.

Exhibit A-1

Exhibit B

Purdue Waiver

October 29, 2014

Sharon Hertz, M.D.
Acting Director, Division of Anesthesia, Analgesia, and Rheumatology Products (HFD-550)
Center for Drug Evaluation and Research
RE:    NDA 202880 Zohydro ER Capsules
Dear Dr. Hertz:
Purdue Pharma, L.P. (“Purdue”), hereby authorizes FDA to grant final approval of any twice-a-day hydrocodone bitartrate extended release product submitted by Zogenix, including the above-referenced NDA (and any successor products, NDAs and supplements thereto filed by Zogenix for a single entity, twice-a-day, extended release hydrocodone product), notwithstanding the three-year non-patent exclusivity under 21 U.S.C. 355(c)(3)(E)(iii) or (iv) applicable to NDA 206627 for once-daily hydrocodone extended release tablets held by or granted to Purdue, including with respect to any abuse deterrent properties or claims. This authorization does not constitute a waiver of the rights under said exclusivity provisions with respect to any other party or any other application for approval of hydrocodone drug products, which rights continue in effect until _________. No rights are being waived by this letter with respect to the requirements for the submission of certifications to patents listed in connection with NDA 206627 or any other NDA. This waiver is permanent, and irrevocable.

Sincerely,

Purdue Pharma L.P.

Exhibit B-1